Exhibit 99.1

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News Release

For Immediate Release	For Further Information, Contact:
January 27, 2022	George Lancaster, Hines
713-966-7676
George.lancaster@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES LIBERTY STATION
(SAN DIEGO) – Hines, a global real estate firm, announced today that Hines Global Income Trust, Inc. (“Hines Global”) has acquired Liberty Station, a 93% leased four-building, premier office campus, located in the Old Town/Point Loma submarket of San Diego, CA.
This low-rise, 187,000-square-foot office campus is situated on the waterfront within a 360-acre mixed-use, amenity-rich site with convenient access to major employment nodes and the San Diego International Airport. The site also features over 100 walkable amenities, 349 residential units, a golf club, retail shops and restaurants, the Liberty Public Market and 125 acres dedicated to parks and recreation.
“We are excited to add this niche office product in an urban, mixed-use community with walkability to restaurants, retail and entertainment to our growing portfolio,” said Eric Hepfer, managing director at Hines. “Liberty Station is a premier office campus in one of San Diego’s most robust submarkets.”
Omar Thowfeek, Hines Global managing director of investments added, “The San Diego area’s sizable labor pool for government and tech companies combined with the prime location make Liberty Station a strong long-term investment and solid addition to the Hines Global portfolio.”
The acquisition joins a $2.7 billion portfolio that is roughly two-thirds weighted toward the industrial and living sectors. Hines Global is diversified by geography and real estate asset class with a focus on dynamic sectors and markets.
Hines has been investing and developing in the office real estate sector since 1957 with more than 540 projects in 15 countries. Globally, the firm has acquired 152 million square feet of space and developed 154 million square feet (with 39 million square feet of projects currently in design or under development) in the office sector.

About Hines Global
Hines Global is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 255 cities in 27 countries. Hines oversees investment assets under management totaling approximately $83.6 billion¹. In addition, Hines provides third-party property-level services to more than 367 properties totaling 138.3 million square feet. Historically, Hines has developed, redeveloped or acquired approximately 1,486 properties, totaling over 492 million square feet. The firm currently has more than 171 developments underway around the world. With extensive experience in investments across the risk spectrum and all property types, and a foundational commitment to ESG, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information.
¹Includes both the global Hines organization as well as RIA AUM as of June 30, 2021.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential long-term performance of this property, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, risks associated with an economic downturn in the region, and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2020, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.